Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-200212

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities of UBS AG	$100,000,000	$11,620.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT dated February 3, 2015 (To Product Supplement dated November 14, 2014 and Prospectus dated November 14, 2014)

$100,000,000 ETRACS Monthly Pay 2xLeveraged US Small Cap High Dividend ETN due February 6, 2045

The ETRACS Monthly Pay 2xLeveraged US Small Cap High Dividend ETN due February 6, 2045 (the “Securities”) are a series of Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS) linked to the performance of the price return version of the Solactive US Small Cap High Dividend Index (the “Index”). The Securities are senior unsecured debt securities issued by UBS AG (UBS). The Securities provide a monthly compounded two times leveraged long exposure to the performance of the Index, reduced by the Accrued Fees. Because the Securities are two times leveraged with respect to the Index, the Securities may benefit from two times any positive, but will be exposed to two times any negative, monthly compounded performance of the Index. The Securities may pay a monthly coupon during their term linked to two times the cash distributions, if any, on the Index Constituent Securities. But if the Index Constituent Securities do not make any cash distributions, you will not receive a monthly coupon. You will receive a cash payment at maturity, upon acceleration or upon exercise by UBS of its Call Right based on the monthly compounded leveraged performance of the Index less the Accrued Fees, calculated as described in the accompanying product supplement. You will receive a cash payment upon early redemption based on the monthly compounded leveraged performance of the Index less the Accrued Fees and the Redemption Fee, calculated as described in the accompanying product supplement. Payment at maturity or call, upon acceleration or upon early redemption will be subject to the creditworthiness of UBS. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call, acceleration or early redemption. Investing in the Securities involves significant risks. You may lose some or all of your principal at maturity, early redemption, acceleration or upon exercise by UBS of its call right if the monthly compounded leveraged return of the Index is not sufficient to offset the negative effect of the Accrued Fees and the Redemption Fee, if applicable. You may not receive any monthly coupon payment during the term of the Securities.

The general terms of the Monthly Pay 2xLeveraged ETRACS are described in the accompanying product supplement under the heading “General Terms of the Securities”, beginning on page S-32 of the product supplement. These general terms include, among others, the manner in which any payments on the Securities will be calculated, such as the Cash Settlement Amount at Maturity, the Redemption Amount, the Call Settlement Amount or the Acceleration Amount, as applicable, and the Coupon Amount, if any. These general terms are supplemented and/or modified by the specific terms of the Securities listed below. If there is any inconsistency between the terms described in the accompanying product supplement and the accompanying prospectus, and those described in this pricing supplement, the terms described in this pricing supplement will be controlling. Capitalized terms used herein but not otherwise defined have the meanings specified in the accompanying product supplement.

The principal terms of the Securities are as follows:

Issuer:	UBS AG (London Branch)

Initial Trade Date:	February 3, 2015

Initial Settlement Date:	February 6, 2015

Term:	30 years, subject to your right to receive payment for your Securities upon early redemption, acceleration upon minimum indicative value or exercise of the UBS Call Right, each as described in the accompanying product supplement.

Denomination/Principal Amount:	$25.00 per Security

Maturity Date:	February 6, 2045, subject to adjustment

Coupon Payment Dates:	The 15th Trading Day following each Coupon Valuation Date, commencing on March 23, 2015 (subject to adjustment). The final Coupon Payment Date will be the Maturity Date.

Coupon Valuation Dates:	The 30th of each month, and the 28th of February, of each calendar year during the term of the Securities, or if such date is not a Trading Day, then the first Trading Day following such date. The first Coupon Valuation Date will be March 2, 2015, and the final Coupon Valuation Date will be the Calculation Date, subject to adjustment.

Underlying Index:	The return on the Securities is linked to the performance of the price return version of the Solactive US Small Cap High Dividend Index (the “Index”). The Index is designed to measure the performance of 100 relatively small capitalization, dividend yielding Index Constituent Securities selected from a universe of qualifying U.S. listed stocks. See “The Solactive US Small Cap High Dividend Index.”

Annual Tracking Rate:	0.85% per annum

Financing Spread:	0.80% per annum

See “Risk Factors” beginning on page 1 of this pricing supplement and on page S-18 of the accompanying product supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UBS Investment Bank	(cover continued on next page)

Pricing Supplement dated February 3, 2015

First Redemption Date:	February 12, 2015

Final Redemption Date:	January 30, 2045

First Call Date:	The first date that UBS may exercise its Call Right is February 8, 2016.

Monthly Initial Closing

Level for the Initial

Calendar Month:	138.08, the Index Closing Level (as defined in the accompanying product supplement) on the Initial Trade Date

Monthly Reset Dates:	For each calendar month, the Monthly Reset Date is the first Trading Day of that month beginning on March 1, 2015 and ending on February 1, 2045, subject to adjustment.

Monthly Valuation Dates:	For each Monthly Reset Date, the Monthly Valuation Date is the last Trading Day of the previous calendar month, beginning on February 28, 2015 and ending on January 31, 2045, subject to adjustment.

Index Sponsor and

Index Calculation Agent:	Solactive AG (“Solactive”).

Listing:	The Securities have been approved for listing, subject to official notice of issuance, on NYSE Arca under the symbol “SMHD”. There can be no assurance that an active secondary market will develop; if it does, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Calculation Date:	February 1, 2045, unless that day is not a Trading Day, in which case the Calculation Date will be the next Trading Day, subject to adjustment.

Index Symbol:	SOLSMHD (Bloomberg); .SOLSMHD (Thomson Reuters)

Intraday Indicative Value

Symbol of the Securities:	SMHDIV (Bloomberg); ^SMHD-IV (Yahoo! Finance)

CUSIP No.:	90274D 838

ISIN No.:	US90274D8386

On the Initial Trade Date, we sold $25,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee. Please see “Supplemental Plan of Distribution” on page PS-32 for more information.

We may use this pricing supplement, the accompanying product supplement and the accompanying prospectus in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this pricing supplement, the accompanying product supplement and the accompanying prospectus in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

Prospectus dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

Product Supplement dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413471/d818761d424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated November 14, 2014, and references to the “accompanying product supplement” mean the UBS product supplement “UBS AG Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS),” dated November 14, 2014.

You should rely only on the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

i

Risk Factors

Your investment in the Securities will involve significant risks. The Securities are not secured debt and are significantly riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the Index. The Securities are two times leveraged with respect to the Index and, as a result, may benefit from two times any positive, but will be exposed to two times any negative, monthly performance of the Index. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index Constituent Securities (as defined in the accompanying product supplement) or the Index itself.

As more fully described in the accompanying product supplement, investing in the Securities, a series of Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS), involves significant risks. In addition to the risks relating to the Index, the structure of the Securities involves the risk of loss of your entire investment, leverage risk, correlation and compounding risk and market risk, among other complex risks. As a result, the Securities may not be a suitable investment for some investors. We urge you to read the following information about these risks as well as the risks described under “Risk Factors” in the accompanying product supplement and “Considerations Relating to Indexed Securities” in the accompanying prospectus, together with the other information in this pricing supplement, the accompanying product supplement and the accompanying prospectus, before investing in the Securities.

The Index has a limited performance history.

The Index was launched on January 26, 2015, and therefore has no performance history prior to that date. Accordingly, little or no historical information will be available for you to consider in making an independent investigation of the Index performance, which may make it difficult for you to make an informed decision with respect to an investment in the Securities. The estimated historical information provided in this pricing supplement is presented for information only, and the actual performance of the Index over the term of the Securities, as well as the amount payable at maturity or call, upon acceleration or upon early redemption, may bear little relation to the estimated historical performance of the Index provided in this pricing supplement.

You have no rights or interests in any of the companies underlying the Index or rights to receive any equity securities.

Investing in the Securities will not make you a holder of any interest in a company that is an Index Constituent. The Internal Revenue Service could possibly assert, however, that you should be treated as owning shares in such companies for U.S. federal income tax purposes. Neither you nor any other holder or owner of the Securities will have any voting rights, any right to receive distributions or any other rights with respect to the Index Constituents. The Cash Settlement Amount, Call Settlement Amount or Redemption Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any interests in the Index Constituents.

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements discussed under “The Solactive US Small Cap High Dividend Index — License Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation or publication of the Index, it may become difficult to determine the market value of the Securities and the payment at maturity or call, upon acceleration or upon early redemption. The Calculation Agent may designate a successor index in its sole discretion. If the Calculation Agent

Risk Factors

determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity or call, upon acceleration or upon early redemption will be determined by the Calculation Agent in its sole discretion. See “General Terms of the Securities — Calculation Agent” and “— Market Disruption Event” on pages S-42 and S-43, respectively, in the accompanying product supplement. The Index Sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates has conducted any independent review or due diligence of any publically available information with respect to the Index Sponsor or the Index. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index.

The Index Constituent Securities are not equally weighted and changes in the values of the Index Constituent Securities may offset each other.

Because the Index Constituents are weighted based on their 3-month average daily value traded across all U.S. exchanges, the same percentage change in two or more Index Constituents will generally have different effects on the Index Closing Level. For example, any decrease in the value of an Index Constituent at or near the target maximum weight of 5% will have a significantly greater effect on the Index Closing Level than a comparable percentage increase in the value of an Index Constituent with a lesser weighting. Therefore, in calculating the level of the Index, increases in the values of some of the Index Constituents may be moderated, or more than offset, by lesser increases or declines in the values of other Index Constituents.

Market disruption events may require an adjustment to the calculation of the Index.

At any time during the term of the Securities, the intraday and daily calculations of the level of the Index may be adjusted in the event that the Index Calculation Agent determines that there has been an unscheduled market closure for any of the Index Constituent Securities or other specified market disruption event. Any such Index calculation disruption event may have an adverse impact on the level of the Index or the manner in which it is calculated and, therefore, may have an adverse effect on the market value of the Securities. See “The Solactive US Small Cap High Dividend Index — Calculation of the Index in the Event of a Market Disruption Event.”

An Index Constituent Security may be replaced upon the occurrence of certain adverse events.

An exchange may replace or delist an Index Constituent Security included in the Index. Procedures have been established by the Index Sponsor to address such events, which may include, among other things, a market disruption event (as it pertains to the Index) or the replacement or delisting of an Index Constituent Security. There can be no assurance, however, that a market disruption event (as it pertains to the Index), the replacement or delisting of an Index Constituent Security, or any other force majeure event, will not have an adverse or distortive effect on the value of the Index or the manner in which it is calculated and, therefore, may have any adverse impact on the value of the Securities. An Index Constituent Security may also be removed from the Index, as described under “The Solactive US Small Cap High Dividend Index.”

The Securities may trade at a substantial premium to or discount from the intraday indicative value.

The market value of the Securities is influenced by many unpredictable factors, some of which may cause the price at which the Securities can be sold in the secondary market to vary substantially from the

Risk Factors

intraday indicative value that is calculated and disseminated throughout trading hours. For example, if UBS were to suspend sales of the Securities for any reason, the liquidity of the market for the Securities could be affected, potentially leading to insufficient supply, causing the market price of the Securities to increase. Such an increase could represent a premium over the intraday indicative value. If you purchase the Securities at a time when the market price is at a premium to the intraday indicative value, you could suffer a loss on your investment in the Securities even if the indicative value of the Securities does not decline. Conversely, unpredictable factors could cause the Securities to trade at a discount from the intraday indicative value, which may result in a loss of your investment if you sell your Securities in the secondary market.

The Securities are subject to risks associated with small-capitalization companies.

The Index Constituent Securities are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Index may be more volatile than indices that consist of large-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments. Small-capitalization companies are often covered by fewer analysts and may be in early, and less predictable, periods of their corporate existences. In addition, small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Any of these or other factors could contribute to the volatility of the Index and adversely affect the value of the Securities.

The Index methodology may result in the selection of Index Constituent Securities with deteriorating business fundamentals and/or declining stock prices, which could decrease the level of the Index and therefore the value of the Securities. In addition, any issuer of an Index Constituent Security may determine to decrease their future dividend payments in response to their deteriorating business fundamentals, which would decrease the coupon payments (if any) made to holders of the Securities.

As described in more detail under “The Solactive US Small Cap High Dividend Index,” the Index methodology selects the Index Constituent Securities in part based on the Forward Looking Distribution Yield, which is calculated by dividing the 12-months forward mean estimation of dividend payments for each potential Index Constituent by the current price of such potential Index Constituent’s stock. As a result, the Forward Looking Distribution Yield of a potential Index Constituent will increase if its stock price declines and its 12 month forward mean distribution estimate remains unchanged. This may result in a potential Index Constituent being selected for inclusion in the Index based on an increased Forward Looking Distribution Yield caused by its declining stock price, and its stock price may continue to decline after being added to the Index, which may result in a decrease in the level of the Index and therefore in the value of the Securities.

In addition, a decline in an Index Constituent’s stock price may cause the issuer to reduce its future dividends below its prior distribution rate, which, to the extent such Index Constituent remains in the Index, could result in lower coupon payments (if any) to holders of the Securities.

Sector and industry concentration risks associated with the Index Constituents.

The Securities will be more exposed to losses in certain industries or sectors to the extent that the Index Constituents are concentrated in such industries or sectors. For example, the Index is, as the date hereof,

Risk Factors

concentrated in the sectors and industries discussed below. As a result, the Securities may be subject to loss due to adverse occurrences that affect such industries or sectors, even if general market conditions are favorable. The Index Constituent Securities and their weightings will vary over time, and thus the sector concentrations (and the level of such concentrations) will change over time and will not be limited to the particular sectors and industries discussed below.

Risks of investing in the consumer goods sector.

The Index may be comprised of constituents that operate in the consumer goods sector, which may be strongly affected by social trends, marketing campaigns and other factors affecting consumer demand. Governmental regulation affecting the production, marketing or sale of certain types of consumer goods may affect the profitability of certain consumer goods companies, and issuers in this sector may be adversely affected by new laws, regulations and litigation. The consumer goods sector is affected by the strength of the U.S. economy and factors out of the U.S. government’s control, such as global oil prices. Many consumer goods in the U.S. may also be marketed globally, and such consumer goods companies may be affected by the demand and market conditions in non-U.S. countries. Adverse economic, business, or regulatory developments affecting the consumer goods sector could have a negative impact on the value of companies operating in this sector, and therefore on the value of the Securities.

Risks associated with the financial services sector.

The financial services sector includes companies engaged in banking, commercial and consumer finance, investment banking, brokerage, asset management, custody or insurance. Because the Index may include constituents that operate in or invest in the financial services sector, or both, the Securities are sensitive to changes in, and the Index’s performance may depend on, the overall condition of the financial services sector. Companies in the financial services sector may be subject to extensive government regulation that affects the scope of their activities, the prices they can charge and the amount of capital they must maintain. The profitability of companies in the financial services sector may be adversely affected by increases in interest rates. The profitability of companies in the financial services sector may be adversely affected by loan losses, which usually increase in economic downturns. In addition, the financial services sector is undergoing numerous changes, including continuing consolidations, development of new products and structures and changes to its regulatory framework. Furthermore, increased government involvement in the financial services sector could result in a change of the Index’s exposure to financial institutions. Recent developments in the credit markets have caused companies operating in the financial services sector to incur large losses, experience declines in the value of their assets and even cease operations.

Risks associated with the energy and natural resources industries.

The Index may be comprised of Index Constituents engaged in or exposed to the energy and natural resources industries, including the oil and gas sector. Equities in the energy and natural resources sectors are significantly affected by a number of factors including:

➢	worldwide and domestic supplies of, and demand for, crude oil, natural gas, natural gas liquids, hydrocarbon products and refined products;

Risk Factors

➢	changes in tax or other laws affecting master limited partnerships generally;

➢	developments relating to energy conservation policies;

➢	regulatory changes affecting pipeline fees and other regulatory fees in the energy and natural resources sectors;

➢	changes in the relative prices of competing energy and natural resources products;

➢	the impact of environmental laws and regulations and technological changes affecting the cost of producing and processing, and the demand for, energy and natural resources products;

➢	decreased supply of products available to be transported, mined, processed, stored or distributed due to fewer discoveries of new reserves, short- or long-term supply disruptions, or otherwise;

➢	risks of regulatory actions and/or litigation, including as a result of leaks, explosions or other accidents relating to energy or natural resources products;

➢	uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States or elsewhere; and

➢	general economic and geopolitical conditions in the United States and worldwide.

These or other factors or the absence of such factors could cause a downturn in the energy and natural resources industries generally or regionally and could cause the value of some or all of the Index Constituent Securities to decline during the term of the Securities.

Risks of investing in other sectors not described in this pricing supplement.

The sector-specific risk factors discussed in this pricing supplement are based on the weightings of the Index Constituent Securities as of the date of this pricing supplement. Since the weights of the Index Constituents are adjusted over time due to economic and business developments, as described in more detail in “The Solactive US Small Cap High Dividend Index”, the Index may become more heavily concentrated in sectors not currently described in this pricing supplement. As a result, the Securities may become exposed to other sectors in addition to those described in this pricing supplement. Such sectors may have additional sector-specific risks which could affect the value of the Index Constituent Securities and the Index, and therefore the value of the Securities.

The Index Sponsor has discretion and is not obligated to consider the interests of holders of the Securities.

The Index methodology allows the Index Sponsor to modify the Index rules and methodology from time to time as it deems appropriate in its sole discretion. As a result, the Index methodology, and therefore the Index Constituent Securities, may change in unpredictable ways in the Index Sponsor’s sole discretion. Because the Index Sponsor has no obligation to take into consideration the interests of holders of the Securities, there can be no assurance that the Index Sponsor’s actions will not cause the Securities to decrease in value.

If UBS were to be subject to restructuring proceedings, the market value of the Securities may be adversely affected.

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these

Risk Factors

prerequisites is met, FINMA is authorized to open restructuring proceedings (Sanierungsverfahren) or liquidation (bankruptcy) proceedings (Bankenkonkurs) in respect of, and/or impose protective measures (Schutzmassnahmen) in relation to, UBS. The Swiss Banking Act, as last amended as of January 1, 2013, grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium (Stundung) or a maturity postponement (Fälligkeitsaufschub), which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. As of the date of this pricing supplement, there are no precedents as to what impact the revised regime would have on the rights of holders of the notes or the ability of UBS to make payments thereunder if one or several of the measures under the revised insolvency regime were imposed in connection with a resolution of UBS.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service (“IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” on page PS-28. You should consult your tax advisor about your own tax situation.

Pursuant to the terms of the Securities, you and we agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities as a coupon-bearing pre-paid derivative contract with respect to the Index. In addition, you and we agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Coupon Amounts (including amounts received upon the sale or exchange of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, as amounts that should be included in ordinary income for tax purposes at the time such amounts accrue or are received, in accordance with your regular method of accounting for tax purposes. You will be required to treat such amounts in such a manner despite the fact that (i) there may be other possible treatments of such amounts that would be more advantageous to holders of Securities and (ii) such amounts may be attributable to distributions on the Index Constituent Securities that would, if received directly, be subject to a more advantageous tax treatment. For example, such amounts may be attributable to distributions on the Index Constituent Securities that, if received directly by certain holders, would be treated as (i) dividends subject to tax at long-term capital gains rates, (ii) dividends eligible for the dividends-received deduction, or (iii) tax-free return of capital distributions. If your Securities are treated in the manner described above (and subject to the discussion below regarding the application of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)), you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to the Coupon Amount and the Stub Reference Distribution Amount, if any, which will be treated as ordinary income) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year.

It is possible that your Securities could be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. Under Section 1260 of the Code, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, (i) a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity, (ii) a derivative

Risk Factors

contract of the type represented by the Securities should be treated as a forward contract, and (iii) real estate investment trusts (“REITs”) (and certain other entities) are considered to be pass-thru entities. As of the date hereof, approximately 40% of the weight of the Index references REITs. It is not clear whether and how Section 1260 of the Code applies in the case of an index, like the Index, which consists of a significant portion of pass-thru entities, but a majority of which consists of components that are not pass-thru entities. The remainder of the discussion in this subsection addresses how Section 1260 of the Code would apply to the Securities if the Securities are in fact subject to Section 1260 of the Code.

If your Securities are subject to the constructive ownership rules of Section 1260 it is likely that such rules should apply to the portion of your return on the Securities that is determined by reference to the Index Constituents that are pass-thru entities (the “Pass-Thru Index Constituents”). If such portion of your Securities is subject to Section 1260 of the Code, then any long-term capital gain that you realize upon the sale, exchange or maturity of your Securities that is attributable to the Pass-Thru Index Constituents would be recharacterized as ordinary income (and you would be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Pass-Thru Index Constituents (in an amount equal to the notional amount of Pass-Thru Index Constituents that are referenced by your Securities) on the date that you purchased your Securities and sold your interest in such Pass-Thru Index Constituents on the date of the sale, exchange, redemption or maturity of the Securities (the “Excess Gain Amount”). If your Securities are subject to these rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognize in respect of the Securities that is attributable to the Pass-Thru Index Constituents (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. You should review the discussion of Section 1260 on page PS-28 and are urged to consult your own tax advisor regarding the potential application of these rules.

The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis (possibly in excess of the Coupon Amounts), whether gain or loss that is recognized upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income (possibly in excess of the Coupon Amounts) over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities in an amount that could exceed the Coupon Amounts that are paid on the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page PS-28 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

Hypothetical Examples

The following four examples illustrate how a hypothetical series of the Securities would perform at maturity or call, or upon early redemption, in hypothetical circumstances. We have included an example in which the Index Closing Level increases at a constant rate of 3.00% per month for twelve months (Example 1), as well as an example in which the Index Closing Level decreases at a constant rate of 3.00% per month for twelve months (Example 2). In addition, Example 3 shows the Index Closing Level increasing by 3.00% per month for the first six months and then decreasing by 3.00% per month for the next 6 months, whereas Example 4 shows the reverse scenario of the Index Closing Level decreasing by 3.00% per month for the first six months, and then increasing by 3.00% per month for the next six months. For ease of analysis and presentation, the following four examples assume that the term of the Securities is twelve months, the last Trading Day of the Call Measurement Period, or the Redemption Valuation Date, occurs on the month end, that no acceleration upon minimum indicative value has occurred, no Coupon Amount has been paid during the term of the Securities and that no Stub Reference Distribution Amount was paid at maturity, call or upon early redemption.

The following assumptions are used in each of the four examples:

➢	the initial level for the Index is 100;

➢	the Redemption Fee Rate is 0.125%;

➢	the Financing Rate (as defined in the accompanying product supplement) is 1.05%;

➢	the Current Principal Amount (as defined in the accompanying product supplement) on the first day is $25.00; and

➢	the Annual Tracking Rate (as defined in the accompanying product supplement) is 0.85%.

The examples highlight the effect of two times leverage and monthly compounding, and the impact of the Accrued Fees on the payment at maturity or call, or upon early redemption, under different circumstances. The assumed Financing Rate is not an indication of the Financing Rate throughout the term of any series of the Securities. The Financing Rate will change during the term of any series of the Securities, which will affect the performance of the Securities of that series.

Because the Accrued Fees take into account the monthly performance of the relevant Index, as measured by the Index Closing Level, the absolute level of the Accrued Fees are dependent on the path taken by the Index Closing Level to arrive at its ending level. The figures in these examples have been rounded for convenience. The Cash Settlement Amount figures for month twelve are as of the hypothetical Calculation Date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Hypothetical Examples

Example 1: The Index Closing Level increases at a constant rate of 3.00% per month for twelve months.

Initial Index Level	100	Principal Amount	$25.00
1st 6 Months Monthly Change	3.00%	Annual Tracking Rate	0.85%
2nd 6 Months Monthly Change	3.00%	Redemption Fee Rate	0.125%
		Financing Rate	1.05%

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1+(2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	103.00	0.03	1.060	0.0219	$26.50	$0.0185	$0.0404	$26.46	$26.43
2	106.09	0.03	1.060	0.0232	$28.05	$0.0196	$0.0427	$28.00	$27.97
3	109.27	0.03	1.060	0.0245	$29.68	$0.0207	$0.0452	$29.64	$29.60
4	112.55	0.03	1.060	0.0259	$31.42	$0.0219	$0.0479	$31.37	$31.33
5	115.93	0.03	1.060	0.0274	$33.25	$0.0232	$0.0507	$33.20	$33.16
6	119.41	0.03	1.060	0.0291	$35.19	$0.0246	$0.0536	$35.14	$35.10
7	122.99	0.03	1.060	0.0307	$37.25	$0.0260	$0.0568	$37.19	$37.14
8	126.68	0.03	1.060	0.0325	$39.42	$0.0275	$0.0601	$39.36	$39.31
9	130.48	0.03	1.060	0.0344	$41.72	$0.0292	$0.0636	$41.66	$41.61
10	134.39	0.03	1.060	0.0365	$44.16	$0.0309	$0.0673	$44.09	$44.04
11	138.42	0.03	1.060	0.0386	$46.74	$0.0327	$0.0712	$46.67	$46.61
12	142.58	0.03	1.060	0.0408	$49.47	$0.0346	$0.0754	$49.39	$49.33
Cumulative Index Return:					42.58%
Return on Securities (assumes no early redemption):					97.57%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge are calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 2: The Index Closing Level decreases at a constant rate of 3.00% per month for twelve months.

Initial Index Level	100	Principal Amount	$25.00
1st 6 Months Monthly Change	-3.00%	Annual Tracking Rate	0.85%
2nd 6 Months Monthly Change	-3.00%	Redemption Fee Rate	0.125%
		Financing Rate	1.05%

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1+(2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	97.00	-0.03	0.940	0.0219	$23.50	$0.0164	$0.0383	$23.46	$23.43
2	94.09	-0.03	0.940	0.0205	$22.05	$0.0154	$0.0359	$22.02	$21.99
3	91.27	-0.03	0.940	0.0193	$20.70	$0.0145	$0.0337	$20.66	$20.64
4	88.53	-0.03	0.940	0.0181	$19.42	$0.0136	$0.0317	$19.39	$19.37
5	85.87	-0.03	0.940	0.0170	$18.23	$0.0127	$0.0297	$18.20	$18.18
6	83.30	-0.03	0.940	0.0159	$17.11	$0.0120	$0.0279	$17.08	$17.06
7	80.80	-0.03	0.940	0.0149	$16.05	$0.0112	$0.0262	$16.03	$16.01
8	78.37	-0.03	0.940	0.0140	$15.07	$0.0105	$0.0246	$15.04	$15.02
9	76.02	-0.03	0.940	0.0132	$14.14	$0.0099	$0.0230	$14.12	$14.10
10	73.74	-0.03	0.940	0.0124	$13.27	$0.0093	$0.0216	$13.25	$13.23
11	71.53	-0.03	0.940	0.0116	$12.45	$0.0087	$0.0203	$12.43	$12.42
12	69.38	-0.03	0.940	0.0109	$11.69	$0.0082	$0.0190	$11.67	$11.65
Cumulative Index Return:					-30.62%
Return on Securities (assumes no early redemption):					-53.33%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge are calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 3: The Index Closing Level increases by 3.00% per month for the first six months and then decreases by 3.00% per month for the next six months.

Initial Index Level	100	Principal Amount	$25.00
1st 6 Months Monthly Change	3.00%	Annual Tracking Rate	0.85%
2nd 6 Months Monthly Change	-3.00%	Redemption Fee Rate	0.125%
		Financing Rate	1.05%

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1+(2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	103.00	0.03	1.060	0.0219	$26.50	$0.0185	$0.0404	$26.46	$26.43
2	106.09	0.03	1.060	0.0232	$28.05	$0.0196	$0.0427	$28.00	$27.97
3	109.27	0.03	1.060	0.0245	$29.68	$0.0207	$0.0452	$29.64	$29.60
4	112.55	0.03	1.060	0.0259	$31.42	$0.0219	$0.0479	$31.37	$31.33
5	115.93	0.03	1.060	0.0274	$33.25	$0.0232	$0.0507	$33.20	$33.16
6	119.41	0.03	1.060	0.0291	$35.19	$0.0246	$0.0536	$35.14	$35.10
7	115.82	-0.03	0.940	0.0307	$33.03	$0.0231	$0.0538	$32.98	$32.94
8	112.35	-0.03	0.940	0.0289	$31.00	$0.0217	$0.0505	$30.95	$30.91
9	108.98	-0.03	0.940	0.0271	$29.09	$0.0203	$0.0474	$29.04	$29.01
10	105.71	-0.03	0.940	0.0254	$27.30	$0.0191	$0.0445	$27.26	$27.22
11	102.54	-0.03	0.940	0.0238	$25.62	$0.0179	$0.0417	$25.58	$25.55
12	99.46	-0.03	0.940	0.0224	$24.05	$0.0168	$0.0392	$24.01	$23.98
Cumulative Index Return:					-0.54%
Return on Securities (assumes no early redemption):					-3.98%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge are calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 4: The Index Closing Level decreases by 3.00% per month for the first six months, and then increases by 3.00% per month for the next six months.

Initial Index Level	100	Principal Amount	$25.00
1st 6 Months Monthly Change	-3.00%	Annual Tracking Rate	0.85%
2nd 6 Months Monthly Change	3.00%	Redemption Fee Rate	0.125%
		Financing Rate	1.05%

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1+(2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	97.00	-0.03	0.940	0.0219	$23.50	$0.0164	$0.0383	$23.46	$23.43
2	94.09	-0.03	0.940	0.0205	$22.05	$0.0154	$0.0359	$22.02	$21.99
3	91.27	-0.03	0.940	0.0193	$20.70	$0.0145	$0.0337	$20.66	$20.64
4	88.53	-0.03	0.940	0.0181	$19.42	$0.0136	$0.2317	$19.39	$19.37
5	85.87	-0.03	0.940	0.0170	$18.23	$0.0127	$0.0297	$18.20	$18.18
6	83.30	-0.03	0.940	0.0159	$17.11	$0.0120	$0.0279	$17.08	$17.06
7	85.80	0.03	1.060	0.0149	$18.10	$0.0126	$0.0276	$18.08	$18.05
8	88.37	0.03	1.060	0.0158	$19.16	$0.0134	$0.0292	$19.13	$19.11
9	91.02	0.03	1.060	0.0167	$20.28	$0.0142	$0.0309	$20.25	$20.22
10	93.75	0.03	1.060	0.0177	$21.46	$0.0150	$0.0327	$21.43	$21.40
11	96.56	0.03	1.060	0.0188	$22.72	$0.0159	$0.0346	$22.68	$22.65
12	99.46	0.03	1.060	0.0198	$24.04	$0.0168	$0.0366	$24.01	$23.98
Cumulative Index Return:					-0.54%
Return on Securities (assumes no early redemption):					-3.98%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge are calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

You may receive Coupon Amounts during the term of the Securities and a Stub Reference Distribution Amount at maturity or call, or upon early redemption. The hypothetical returns displayed in all of the examples above do not reflect any Coupon Amounts you may be entitled to receive during the term of the Securities or any Stub Reference Distribution Amount you may be entitled to receive at maturity or call, or upon early redemption. If any Stub Reference Distribution Amount was paid at maturity or call, or upon early redemption, the hypothetical Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts displayed above would have been higher (as the Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts would have been increased by the Stub Reference Distribution Amount).

Hypothetical Examples

We cannot predict the actual Index Closing Level on any Trading Day or the market value of your Securities, nor can we predict the relationship between the Index Closing Level and the market value of your Securities at any time prior to the Maturity Date. The actual amount that a holder of the Securities will receive at maturity or call, upon acceleration or upon early redemption, as the case may be, and the rate of return on the Securities, will depend on the monthly compounded leveraged return of the relevant Index, and if positive, whether it will be sufficient to offset the negative effect of the Accrued Fees over the relevant period and, if applicable, the Redemption Fee, whether any Coupon Amounts were paid during the term of the Securities and whether any Stub Reference Distribution Amount is payable at maturity or call, or upon early redemption or acceleration. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for illustrative purposes only. The hypothetical examples are not indicative of the future performance of the relevant Index on any Trading Day, the Index Valuation Level, or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is hypothetical and does not represent the actual or expected future performance of the Securities.

The Solactive US Small Cap High Dividend Index

We have derived all information contained in this pricing supplement regarding the Solactive US Small Cap High Dividend Index (the “Index”), including, without limitation, its make-up, performance, method of calculation and changes in the Index Constituent Securities, from publicly available sources, which are summarized but not incorporated by reference herein, which govern the management and calculation of the Index and are published by the Index Sponsor. We have also derived certain information about the Index from public sources without independent verification. Such information reflects the policies of, and is subject to change by, the Index Sponsor. We have not conducted any independent review or due diligence of such information. The composition of the Index is determined, maintained and published by the Index Sponsor. The level of the Index is calculated by the Index Calculation Agent. The intraday index value is calculated and published by the Index Sponsor. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the Index. Daily Index closing levels and a list of the Index Constituent Securities are available at http://www.solactive.com.

Introduction

The Index is calculated and distributed by the Index Calculation Agent and is intended to track the price movements of stocks which are publicly traded on US stock exchanges and fulfill certain minimum requirements in terms of market capitalization, liquidity and historical dividend distributions. From this universe, the stocks with high Forward Looking Distribution Yield (as hereinafter defined) are selected. See “— Selection of the Index Constituent Securities” on page PS-17.

The Index is published in US Dollars.

Publication and Historical Data

All specifications and information relevant for calculating the Index are made available on http://www.solactive.com. This includes the composition of the Index as well as the respective share weightings.

The Index is published via the price marketing services of Boerse Stuttgart AG and is distributed to all affiliated vendors. Each vendor determines whether it will distribute/display the Index data via its information system.

The base value of the Index is 100 as of January 15, 2010 (the “Base Date”). The Index commenced calculation on January 26, 2015 (the “Index Commencement Date”) and closed at a level of 132.91 on such day.

Prices and Calculation Frequency

The Index is calculated on each Business Day based on the prices of each Index Constituent Security on the respective Exchange on which each Index Constituent Security is traded. An “Exchange” is, in respect of the Primary Selection Pool (as defined on page PS-17) and every Index Constituent Security, the respective primary exchange where the Index Constituent Security has its primary listing. The Index Committee may decide to declare a different stock exchange the Exchange for trading reasons. At any given point during the period in which the Index is calculated, the last traded prices of all Index Constituent Securities are used. If there is no last traded price for an Index Constituent Security on a Business Day, the most recent last traded price on Reuters for the preceding Index Trading Day is used in the calculation. An “Index Trading Day” is, in relation to the Index or an Index Constituent Security, a trading day on the Exchange (or a day that would have been such a day if a market disruption had not occurred), excluding days on which trading may be ceased prior to the time at which such Exchange is normally closed on working days (without taking into account after-hours trading or other trading

The Solactive US Small Cap High Dividend Index

activities carried out outside the normal trading hours) (such time, the “Normal Closing Time”). The Index Sponsor is ultimately responsible for determining whether a certain day is a Trading Day with regard to the Index or an Index Constituent Security in connection with the Index.

The Index is a real time index which is calculated every Business Day from 9:30 am to 4:30 pm, EST (Eastern Standard Time). It is calculated every 15 seconds. In the event that data cannot be provided to the pricing services of Boerse Stuttgart AG, the publication of the Index values and any distribution thereof may be delayed.

Any incorrect calculation of the Index shall be adjusted on a retrospective basis.

Index Committee

A committee composed of staff from the Index Calculation Agent (the “Index Committee”) is responsible for decisions regarding the composition of the Index as well as any amendments to the Index methodology, which may be published from time to time. On the Business Day five Business Days before the Adjustment Day (as hereinafter defined) (the “Selection Day”), the Index Committee determines the composition of the Index in accordance with the relevant criteria as outlined below.

The Index Committee meets quarterly. At each meeting, the Index Committee reviews pending corporate actions that are screened in an automated process and may affect Index Constituent Securities, statistics comparing the composition of the Index to the market, companies that are being considered as candidates for addition to the Index, and any significant market events. In addition, the Index Committee revises the Index policy covering rules for selecting companies, treatment of dividends, share counts or other matters on a quarterly basis to react to critical changes, if any, in the legal or regulatory framework or in other urgent matters that require action by the Index Committee. Under these special circumstances, the Index Committee may decide to amend the Index methodology.

Members of the Index Committee can recommend changes to the composition of the Index or to the Index methodology and submit them to the Index Committee for approval.

Solactive considers information about changes to its Index and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

Extraordinary Events

The Index Committee also determines the composition of the Index if any Extraordinary Events occur and determine the implementation of any necessary adjustments.

An “Extraordinary Event” is defined as

➢	a Merger;

➢	a Takeover Bid;

➢	Trading Halt;

➢	a Delisting;

➢	the Nationalization of an Index Constituent, its business as a going concern or its assets; or

➢	Insolvency.

A “Merger” is:

1.	a change in the security class or a conversion of a unit class that results in a transfer or an ultimate definite obligation to transfer all the units in circulation to another legal entity;

The Solactive US Small Cap High Dividend Index

2.	a merger (either by acquisition or through forming a new structure) or a binding obligation on the part of the issuer to exchange units with another legal person (except in a merger or unit exchange under which the issuer of the relevant Index Constituent Security is the acquiring or remaining entity and which does not involve a change in security class or a conversion of all the units in circulation);

3.	a takeover offer, exchange offer, other offer or another act of a legal person for the purposes of acquiring or otherwise obtaining from the issuer 100% of the units issued that entails a transfer or the irrevocable obligation to transfer all units (with the exception of units which are held and controlled by the legal person); or

4.	a merger (either by acquisition or through forming a new structure) or a binding obligation on the part of the issuer of the units or its subsidiaries to exchange units with another legal entity, whereby the issuer of the unit is the acquiring or remaining entity and it does not involve a change in the class or a conversion of all the units issued, but the units in circulation directly prior to such an event (except for units held and controlled by the legal person) represent in total less than 50% of the units in circulation directly subsequent to such an event.

A “Takeover Bid” is a bid to acquire, an exchange offer or any other offer or act of a legal person that results in the related legal person acquiring as part of an exchange or otherwise more than 10% and less than 100% of the voting rights in respect of the issuer of the Index Constituent Security or the right to acquire these voting rights, as determined by the Index Calculation Agent based on notices submitted to public or self-regulatory authorities or other information considered by the Index Calculation Agent to be relevant.

A “Trading Halt” is where a security’s trading is stopped by an exchange while news is broadcast about the security. Solactive will hold the security at its most recent price until trading is resumed or the security is officially Delisted. Determination for removal from the Index will be made on a case-by-case basis and based upon reasonable likelihood of trade resumption and likelihood of residual value returned to holders of the security in question.

An Index Constituent Security is “Delisted” if the Exchange announces pursuant to the Exchange regulations that the listing of, the trading in or the issuing of public quotes on the Index Constituent Security at the Exchange has ceased immediately or will cease at a later date, for any reason (provided Delisting is not because of a Merger or a Takeover Bid), and the Index Constituent Security is not immediately listed, traded or quoted again on an exchange, trading or listing system, acceptable to the Index Calculation Agent.

“Nationalization” is a process whereby all units or the majority of the assets of the issuer of the units are nationalized or are expropriated or otherwise must be transferred to public bodies, authorities or institutions.

“Insolvency” occurs with regard to an Index Constituent Security if (A) all units of the respective issuer must be transferred to a trustee, liquidator, insolvency administrator or a similar public officer as a result of a voluntary or compulsory liquidation, insolvency or winding-up proceedings or comparable proceedings affecting the issuer of the Index Constituent Securities or (B) the holders of the units of this issuer are legally enjoined from transferring the units.

Licensing

Licenses to use the Index as the underlying value for derivative instruments may be issued to stock exchanges, banks, financial services providers and investment houses by the Index Calculation Agent.

The Solactive US Small Cap High Dividend Index

Selection of the Index Constituent Securities

The initial composition of the Index, as well as the ongoing regular adjustments which are determined on each Selection Day and applied on the relevant Adjustment Days (as hereinafter defined), are based on the following rules:

Step 1	The composition of the “Primary Selection Pool” is determined by identifying all entities that fulfill all of the following criteria:

1.	Rank the 3,000 largest companies according to share class market capitalization that fulfill requirements (a), (b) and (c) below and then select the 2,000 smallest such companies (i.e. numbers 1,001-3,000):

(a)	Each entity is listed on a regulated stock exchange in the United States in the form of common equities listed on NYSE, NASDAQ Global Select Market, the NASDAQ Select Market, and the NASDAQ Capital Market. Real Estate Investment Trusts (REITs) are eligible for index inclusion. Limited Partnerships, master limited partnerships, OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, preferred stocks, unity trusts, equity warrants, convertible bonds, investment trusts, and ADRs are all ineligible for inclusion.

(b)	Each entity is domiciled (i.e. senior management is located) in the United States.

(c)	If more than one share line of any entity meets criteria (a) and (b), only the most liquid (as defined by average daily trading volume across all U.S. exchanges) share line is eligible for selection.

2.	These 2,000 entities will be screened for minimum size, liquidity and historical dividend criteria. Any entity will be removed from the selection pool if they do not fulfill all of the below:

(d)	A share class market capitalization on the relevant Selection Day of at least USD 100,000,000.

(e)	An average daily trading volume across all U.S. exchanges in the three months immediately preceding the relevant Selection Day of at least USD 1,000,000.

(f)	The entity has paid at least one ordinary cash dividend in the last 12 months as determined by the annual dividend yield and has not announced a discontinuance of ordinary dividends.

Entities for which the data provider is unable to deliver a valid value for the items set forth in (d) and (e) will be removed from the selection pool.

After applying the criteria described above, the remaining entities constitute the “Primary Selection Pool”. If there are fewer than 200 companies eligible, then only the top 200 companies by market capitalization will enter Selection Step 2 and the size and liquidity restrictions set forth in (d) and (e) will be disregarded.

Step 2	The entities contained in the Primary Selection Pool are ranked on the following criterion:

Forward Looking Distribution Yield

The 100 entities with the highest ranks in accordance with their Forward Looking Distribution Yield are advanced to the next step. The higher an entity’s Forward Looking Distribution Yield, the higher it is ranked.

The Solactive US Small Cap High Dividend Index

“Forward Looking Distribution Yield” is the 12-months forward mean estimation of an entity’s distributions as provided by ThomsonReuters IBES divided by the current price of the stock (both converted into US Dollars).

In case one or more entities tie at rank 100, only the more liquid entity in terms of average daily trading volume will be included.

Step 3	The Index Constituent Securities are weighted based on a modified average daily value traded mechanism.

The Index Constituent Securities are weighted based on their 3-month trailing average daily value traded across all U.S. exchanges (“ADV”). Each Index Constituent Security is capped at a 5% weight with any excess weight distributed to the other Index Constituent Securities on a pro rata basis as determined by ADV. If after re-distributing, the weight of an Index Constituent Security would exceed the 5% weighting cap, the excess weight is distributed to the remaining Index Constituent Securities with a weighting less than 5%. This process is repeated until each Index Constituent Security makes up 5% or less of the Index as of the Selection Day.

An Index Constituent Security’s 3-month trailing average daily value traded is calculated by summing up the daily value traded over the 3-month period ultimately preceding the Selection Day and dividing that sum by the number of actual Index Trading Days in that 3-month period.

As of January 26, 2015, the number of Index Constituents was 100.

Calculation of the Index

The Index is calculated according to the following formula:

Number of Units of the Index Constituent Security i on Index Trading Day t

Price of Index Constituent Security i on Index Trading Day t converted into US Dollars

“Number of Units” is in respect of an Index Constituent Security and any given Business Day the number or fraction of units included in the Index. It is calculated for any Index Constituent Security as the ratio of (A) the Percentage Weight of an Index Constituent Security multiplied by the Index value and (B) its Trading Price.

“Percentage Weight” of an Index Constituent Security is the ratio of its Trading Price multiplied by its Number of Units divided by the Index value.

The “Trading Price” in respect of an Index Trading Day is the closing price on the relevant Index Trading Day determined in accordance with the Exchange regulations. If the Exchange has no closing price for an Index Constituent Security, the Index Calculation Agent shall determine the Trading Price and the time of the quote for the unit in question in a reasonable manner.

Accuracy

The value of the Index will be rounded to two decimal places.

The Number of Units of the Index Constituent Securities will be rounded to six decimal places.

Trading Prices will be rounded to four decimal places.

Index Adjustments

As of the close of business on the third Friday in January, April, July, and October (each, an “Adjustment Day”), the Index Constituent Securities shall be re-balanced by reference to their last traded prices on the relevant Exchange. If, on a scheduled Adjustment Day, none of the Affiliated Exchanges are

The Solactive US Small Cap High Dividend Index

open for trading, the rebalancing will occur on the next day on which one of the Affiliated Exchanges is open for trading (a “Business Day”). An “Affiliated Exchange” is, with respect to an Index Constituent Security, an exchange, trading or quotation system on which options and futures contracts on the Index Constituent Security in question are traded, as specified by the Index Calculation Agent.

The composition of the Index is ordinarily adjusted quarterly after the close on the relevant Adjustment Days in accordance with the criteria described under “— Selection of the Index Constituent Securities” above. The proposed Index composition and indicative weightings of each of the Index Constituent Securities (including details relating to the entities that are being included in/removed from the Index composition) shall be announced by the Index Calculation Agent at least two full Index Trading Days before the Adjustment Day).

The Index Calculation Agent shall publish all details relating to the adjustment of the Index composition (i.e. the actual weights) on the Business Day after each relevant Adjustment Day.

Treatment of Corporate Actions

The Index shall be adjusted for systematic changes in prices once these become effective. This requires the new Number of Units of the affected Index Constituent Security to be calculated on an ex-ante basis. Following the Index Committee’s decision, the Index is adjusted for distributions, capital increases, rights issues, splits, par value conversions and capital reductions as outlined below.

This procedure ensures that the first ex quote can be properly reflected in the calculation of the Index. This ex-ante procedure assumes open access to the parameter values used. The calculation parameters are provided by the Index Calculation Agent.

The Trading Price for an affected Index Constituent Security on the day an Extraordinary Event comes into effect is the last available market price for this Index Constituent Security quoted on the Exchange on the day the event occurred (or, if a market price is not available for the day the event came into effect, the last available market price quoted on the Exchange on a day specified as appropriate by the Index Calculation Agent), as determined by the Index Calculation Agent, and this price is used as the Trading Price of the particular Index Constituent Security until the next Adjustment Day.

When an Index Constituent Security’s trading has been halted, the Index Calculation Agent holds the Index Constituent Security at its most recent closing price until trading is resumed or the Index Constituent Security is officially Delisted. Determination for removal will be made on a case-by-case basis and based upon reasonable likelihood of trade resumption and likelihood of residual value returned to unit holders. The Index Committee may consult with managers of portfolios linked to indices in which the affected Index Constituent Security is a constituent in determining its fair value. Should removal be deemed appropriate, announcement will be made at zero value (for system purposes the actual value used is .0001, in local currency).

Units that are scheduled for changes but are halted or suspended prior to rebalancing will have their scheduled updates postponed and will be monitored for trade resumption. Once trading resumes, these securities’ changes will be announced and will have their positions updated accordingly. Depending on the nature of the halt or suspension, the Index Committee may decide to delete the affected security from the Index.

In the event of the Insolvency of an Index Constituent, the Index Constituent Security shall remain in the Index until the next Adjustment Day. As long as a market price for the affected Index Constituent Security is available on a Business Day, this shall be applied as the Trading Price for the relevant Index Constituent Security on the relevant Business Day, as determined in each case by the Index Calculation Agent. If a market price is not available on a Business Day, the Trading Price for the affected Index Constituent Security is set to zero per the above. The Index Calculation Agent may also decide to eliminate an Index Constituent Security

The Solactive US Small Cap High Dividend Index

from the Index at an earlier point in time prior to the next Adjustment Day if there is no reasonable expectation that the Index Constituent will emerge from Insolvency in the near future.

Table 1 below summarizes potential events for which adjustments may be made by the Index Calculation Agent.

Event	Adjustment?	Adjustment Treatment
Return on Capital/Special/Extraordinary Distributions	Yes	The distribution is reinvested in that unit.
Unit Distribution	Yes	Where unit holders receive “B” new units for every “A” unit held, the number of units is adjusted by multiplying the original number of units by the quotient of (a) the sum of A and B divided by (b) A.
Unit Split	Yes	Where unit holders receive “B” new units for every “A” unit held, the number of units is adjusted by multiplying the original number of units by the quotient of B divided by A.
Unit Repurchase	No	No adjustment.
Acquisition or Merger (Target Company is in the Index)	Yes	If acquired unit is Delisted, the cash proceeds from the acquisition are reinvested proportionally (based on current Percentage Weight) among the other Index Constituent Securities. Where units are issued, such units are deemed to be sold on the date of issuance and cash proceeds reinvested as described in the preceding sentence.
Acquisition or Merger (Acquirer is in the Index)	No	If the surviving company is already an Index member, it is retained in the Index.
Acquisition or Merger (both Acquirer and Target Company are in the Index)	Yes	If acquired Index Constituent Security is Delisted, the cash proceeds from the acquisition are proportionally distributed to the remaining Index Constituent Securities, according to the terms of the merger/acquisition agreement. Where units are issued, such units are deemed to be sold on the date of issuance and cash proceeds reinvested as described in the preceding sentence.

If a unit that is an Index Constituent Security is Delisted, the cash value of such unit’s position in the Index, based on the latest available market price prior to the Delisting, is reinvested proportionally (based on the current weight) among the other Index Constituent Securities.

The Solactive US Small Cap High Dividend Index

Note that if an Index Constituent Security is both (i) affected by an event listed in Table 1 and (ii) Delisted, such Index Constituent Security will be adjusted as described in Table 1. If the Index Constituent Security is immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange and the stock will not be deemed to be Delisted.

For events not listed in Table 1 above, the Index Calculation Agent may make adjustments if it determines that the event could have a diluting or concentrative effect on the theoretical value of the underlying stock and would not otherwise be accounted for in the Index. Any such adjustments are publicly announced in advance wherever practicable.

Distributions

Any distributions described in the first row of Table 1, above shall trigger an adjustment of the Number of Units of the corresponding Index Constituent Security. The new Number of Units is calculated as follows:

Closing price on the day prior to ex-date

Number of Units of the Index Constituent Security i on Index Trading Day t

Distribution on Index Trading Day t

Capital Increases

Should there be a capital increase (from the Index Constituent’s own resources or through cash contributions), the new Number of Units shall be calculated as follows:

with:

Number of Units of Index Constituent Security i on the day of the distribution

Number of Units of Index Constituent Security i on the day prior to the distribution

Closing price on the day prior to ex date

Calculated value of rights issue

Price of rights issue

Distribution disadvantage

Subscription ratio

if capital is increased from the company’s own resources.

The last distribution paid or the announced distribution proposal is applied as the distribution disadvantage.

The Solactive US Small Cap High Dividend Index

Unit Splits and Par Value Conversions

Should there be unit splits and par value conversions it is assumed that the prices shall change in ratio to the number of units or to the par values. The new Number of Units shall be calculated as follows:

Former par value of security class i (or new number of units)

New par value of security class i (or former number of units)

Number of Units of the affected Index Constituent Security on the day of the distribution

Number of Units of the affected Index Constituent Security on the day prior to the distribution

Spin-Offs

In case of a spin-off affecting an Index Constituent, the Index is adjusted according to one of the following options based on a decision of the Index Committee:

1)	The spun-off company is not included in the Index. The Index is adjusted at the close of trading on the Business Day prior to the ex date for the value of the right to receive new shares in the spun-off company (based on the transaction terms and the closing price of the spun-off company on the Business Day prior to the ex date, if the spun-off company has already been trading before the ex date).

2)	The spun-off company is added to the Index based on the terms of the spin-off and deleted at the close of trading on the ex date.

3)	The spun-off company is added to the Index based on the terms of the spin-off and remains in the Index.

Calculation of the Index in the Event of a Market Disruption Event

The Index may not be calculated in the event of a Market Disruption Event. If the Market Disruption Event continues for a sustained period, the Index Calculation Agent calculates the Index value, taking into account the market conditions prevailing at this point in time, the last quoted Trading Price for each of the Index Constituent Securities as well as any other conditions that it deems relevant for calculating a fair value Index value.

Market Disruption Events

A “Market Disruption Event” occurs if:

1.	one or more of the following events occurs or exists on an Index Trading Day prior to the opening quotation time for an Index Constituent Security:

(A)	trading is suspended or restricted (due to price movements that exceed the limits allowed by the Exchange or an Affiliated Exchange, or for other reasons):

1.1.	across the whole Exchange; or

1.2.	in options or futures contracts on or with regard to an Index Constituent Security or an Index Constituent Security that is quoted on an Affiliated Exchange; or

The Solactive US Small Cap High Dividend Index

1.3.	on an Exchange or in a trading or quotation system (as determined by the Index Calculation Agent) in which an Index Constituent Security is listed or quoted; or

(B)	an event that (in the assessment of the Index Calculation Agent) generally disrupts and affects the opportunities of market participants to execute on the Exchange transactions in respect of a unit included in the Index or to determine market values for a unit included in the Index or to execute on an Affiliated Exchange transactions with regard to options and futures contracts on these units or to determine market values for such options or futures contracts; or

2.	trading on the Exchange or an Affiliated Exchange is ceased prior to the Normal Closing Time, unless the early cessation of trading is announced by the Exchange or Affiliated Exchange on this Index Trading Day at least one hour before:

(A)	the actual closing time for normal trading on the Exchange or Affiliated Exchange on the Index Trading Day in question or, if earlier;

(B)	the closing time (if given) of the Exchange or Affiliated Exchange for the execution of orders at the time the quote is given; or

3.	a general moratorium is imposed on banking transactions in the country in which the Exchange is resident if the above-mentioned events are material in the assessment of the Index Calculation Agent, whereby the Index Calculation Agent will make its decision based on those circumstances that it considers reasonable and appropriate.

Historical and Estimated Historical Performance

The estimated historical information for the period from the Base Date, January 15, 2010, to the Index Commencement Date is hypothetical and is provided as an illustration of how the Index would have performed during that period had the Index Calculation Agent begun calculating the Index on the Base Date using the methodology described above. The level of the Index is deemed to have been 100 on the Base Date. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Index historical information for the five-day period from and after the Index Commencement Date is based on the actual performance of the Index.

Any historical and estimated historical upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical or estimated historical Index returns do not give an indication of the future performance of the Index. UBS cannot make any assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

The table below shows the estimated historical performance of the Index and the total return version of the Index from January 15, 2010 to the Index Commencement Date and the historical performance of the Index and the total return version of the Index for the five days from the Index Commencement Date through January 30, 2015.

The Solactive US Small Cap High Dividend Index

Historical and Estimated Historical Results for the

period from January 15, 2010 through January 30, 2015

	Price Return		Total Return
Year	Ending Level	Annual Return	Ending Level	Annual Return
2010 (1/15/10 through 12/31/10)	115.52	15.52%	123.54	23.54%
2011	102.29	-11.45%	118.62	-3.98%
2012	111.94	9.43%	140.33	18.30%
2013	124.00	10.77%	168.10	19.79%
2014	130.45	5.20%	191.46	13.90%
2015 (through 1/30/15)	130.55	0.08%	191.91	0.24%

Historical or estimated historical results are not indicative of future results.

The table below shows the historical and estimated historical performance of the total return version of the Index from January 15, 2010 through January 30, 2015 in comparison with the historical performance of the Russell 2000 Index.

	Index	Russell 2000 Index
Total Return	91.91%	108.95%
Annualized Return	13.80%	15.74%

The data for the Index for the period prior to the Index Commencement Date is estimated and is derived by using the Index’s calculation methodology with historical prices.

Historical information presented is as of January 30, 2015, and is furnished for illustrative purposes only. Historical and estimated historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical and estimated historical performance, either positively or negatively.

The Solactive US Small Cap High Dividend Index

The graph below is based on the total return versions of the Index and the Russell 2000 Index.

License Agreement

Solactive and UBS have entered into a license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the Index and certain trademarks, in connection with securities, including the Securities.

The license agreement between Solactive and UBS provides that the following language must be set forth in this pricing supplement:

The financial instrument is not sponsored, promoted, sold or supported in any other manner by Solactive AG nor does Solactive AG offer any express or implicit guarantee or assurance either with regard to the results of using the Index and/or Index trade mark or the Index Price at any time or in any other respect. The Index is calculated and published by Solactive AG. Solactive AG uses its best efforts to ensure that the Index is calculated correctly. Irrespective of its obligations towards the Issuer, Solactive AG has no obligation to point out errors in the Index to third parties including but not limited to investors and/or financial intermediaries of the financial instrument. Neither publication of the Index by Solactive AG nor the licensing of the Index or Index trade mark for the purpose of use in connection with the financial instrument constitutes a recommendation by Solactive AG to invest capital in said financial instrument nor does it in any way represent an assurance or opinion of Solactive AG with regard to any investment in this financial instrument.

The Solactive US Small Cap High Dividend Index

Disclaimer

“SOLACTIVE” IS A TRADEMARK OF SOLACTIVE AG AND HAS BEEN LICENSED FOR USE BY UBS. THE SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY SOLACTIVE AND SOLACTIVE MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE SECURITIES.

Additional Terms of the Securities

The general terms of the Securities in the accompanying product supplement are modified by the specific definitions and terms below, in addition to the specific terms of the Securities elsewhere in this pricing supplement.

The “cash distributions” referred to in this pricing supplement and in the accompanying product supplement, particularly in the definitions of “Reference Distribution Amount” and “Stub Reference Distribution Amount”, will be adjusted to account for withholding taxes imposed by the taxing authority of the applicable Index Constituent, but only if such taxing authority is not a U.S. taxing authority.

Please see “Product Supplement Summary” and “General Terms of the Securities” in the accompanying product supplement for an explanation of the method for determining any payment at maturity or call, upon acceleration or upon early redemption, and the Coupon Amount, if any.

Information about Coupon Amount begins on page S-32 of the accompanying product supplement. The method for determining the cash settlement amount at maturity, the Redemption Amount, the Call Settlement Amount and the Acceleration Amount begins on pages S-33, S-36, S-39 and S-40, respectively, of the accompanying product supplement.

Material U.S. Federal Income Tax Consequences

The following is a general description of the material United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The United States federal income tax consequences of your investment in the Securities are uncertain. The discussion below supplements the discussion under “U.S. Tax Considerations” in the accompanying prospectus and the discussion under “Material U.S. Federal Income Tax Consequences” on page S-50 of the accompanying product supplement and, except as otherwise described below, is subject to the assumptions, limitations and exceptions set forth therein. Except as otherwise noted under “Non-United States Holders” below, this discussion only applies to you if you are a United States holder, as that term is defined under “Material U.S. Federal Income Tax Consequences” on page S-50 of the accompanying product supplement.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities as a coupon-bearing pre-paid derivative contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. In addition, you and we agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Coupon Amounts (including amounts received upon the sale or exchange of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, as amounts that should be included in ordinary income for tax purposes at the time such amounts accrue or are received, in accordance with your regular method of accounting for tax purposes. You will be required to treat such amounts in such a manner despite the fact that (i) there may be other possible treatments of such amounts that would be more advantageous to holders of Securities and (ii) such amounts may be attributable to distributions on the Index Constituent Securities that would, if received directly, be subject to a more advantageous tax treatment. For example, such amounts may be attributable to distributions on the Index Constituent Securities that, if received directly by certain holders, would be treated as (i) dividends subject to tax at long-term capital gains rates, (ii) dividends eligible for the dividends-received deduction, or (iii) tax-free return of capital distributions. If your Securities are treated in the manner described above (and subject to the discussion below regarding the application of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)), you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to the Coupon Amount and the Stub Reference Distribution Amount, if any, which will be treated as ordinary income) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Section 1260 of the Code.    It is possible that your Securities could be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. Under Section 1260 of the Code, special tax rules apply to an investor that enters into a

Material U.S. Federal Income Tax Consequences

“constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, (i) a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity, (ii) a derivative contract of the type represented by the Securities should be treated as a forward contract, and (iii) real estate investment trusts (“REITs”) (and certain other entities) are considered to be pass-thru entities. As of the date hereof, approximately 40% of the weight of the Index references REITs. It is not clear whether and how Section 1260 of the Code applies in the case of an index, like the Index, which consists of a significant portion of pass-thru entities, but a majority of which consists of components that are not pass-thru entities. The remainder of the discussion in this subsection addresses how Section 1260 of the Code would apply to the Securities if the Securities are in fact subject to Section 1260 of the Code.

If your Securities are subject to the constructive ownership rules of Section 1260 it is likely that such rules should apply to the portion of your return on the Securities that is determined by reference to the Index Constituents that are pass-thru entities (the “Pass-Thru Index Constituents”). If such portion of your Securities is subject to Section 1260, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your Securities that is attributable to the Pass-Thru Index Constituents would be recharacterized as ordinary income (and you would be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the “net underlying long-term capital gain”— i.e., the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Pass- Thru Index Constituents (in an amount equal to the notional amount of Pass-Thru Index Constituents that are referenced by your Securities) on the date that you purchased your Securities and sold your interest in such Pass-Thru Index Constituents on the date of the sale, exchange, redemption or maturity of the Securities (the “Excess Gain Amount”). If your Securities are subject to these rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognized in respect of the Securities that is attributable to the Pass-Thru Index Constituents (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary.

If the Securities are subject to Section 1260 of the Code, it is not clear how the Excess Gain Amount should be determined because the Index is rebalanced periodically. One possibility is that the long-term capital gain realized on a sale, exchange, redemption or maturity of a Security that is attributable to the Pass-Thru Index Constituents would be subject to recharacterization as ordinary income, and subject to an interest charge, to the extent it exceeds the amount of long-term capital gain you can establish would have been realized if you had invested directly in such Pass-Thru Index Constituents on the date you purchased your Securities and rebalanced your portfolio as and when the Index rebalanced. In addition, it is unclear whether the Excess Gain Amount should be based on the aggregate of such Pass-Thru Index Constituents or on each such Pass-Thru Index Constituent individually. If the determination must be based on each such Pass-Thru Index Constituent individually it is more likely that the recharacterization and interest charge provisions of Section 1260 would apply to your Securities. Furthermore, it is not clear how and whether the Excess Gain Amount should be adjusted to take into account the Accrued Tracking Fee and Redemption Fee (or portion thereof) with respect to the Securities.

If the Securities are subject to Section 1260 of the Code, the Excess Gain Amount with respect to your Securities will depend on a number of factors that we cannot predict. First, the Excess Gain Amount will depend in part upon whether the distributions on the Pass-Thru Index Constituents to which the Coupon Amounts are attributable would be treated as ordinary income if an investor were to directly receive such amounts.

Second, the Index is scheduled to rebalance quarterly (and may rebalance on the occurrence of a corporate action). Accordingly, a holder that instead purchases the Pass-Thru Index Constituents may recognize short-term capital gain upon the rebalancing of such holders’ portfolio in the same manner as the Index is rebalanced. By contrast, absent the application of Section 1260 of the Code to the Securities,

Material U.S. Federal Income Tax Consequences

a holder of Securities should generally not recognize any short-term capital gain upon the sale, exchange, redemption or maturity of the Securities as long as such holder holds the Securities for more than one year. The rebalancing of the Index could therefore cause your Securities to have a positive Excess Gain Amount that would be subject to Section 1260.

If the Securities are subject to Section 1260 of the Code, you will only be able to avoid the application of Section 1260 of the Code to your Securities if you can demonstrate through clear and convincing evidence that the Excess Gain Amount in respect of your Securities is zero. It may be administratively difficult for you to demonstrate whether and to what extent the preceding paragraphs should apply to your Securities. It is therefore possible that you will be required to treat the entire gain that you recognize upon the sale, exchange, redemption or maturity of the Securities that is attributable to the Pass-Thru Index Constituents as ordinary income that is subject to an interest charge even if there is no Excess Gain Amount in respect of your Securities if you cannot provide clear and convincing evidence to substantiate that position.

Because the application of Section 1260 constructive ownership rules to the Securities is unclear, you are strongly urged to consult your tax advisor regarding the potential application of such rules to your investment in the Securities.

Alternative Treatments.    For a discussion of the possible alternative treatments of your Securities, please see the discussion under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” on page S-51 of the accompanying product supplement.

Non-United States Holders.    If you are a non-United States holder, as that term is defined under “Material U.S. Federal Income Tax Consequences — Non-United States Holders” on page S-54 of the accompanying product supplement, please see the discussion in that section regarding the tax treatment of a non-United States holder of the Securities, including the possibility that a non-United States holder of the Securities may be subject to tax at a rate of 30% (or lower treaty rate) with respect to payments of the Coupon Amount, the Stub Reference Distribution Amount, if any, and any amount that the non-United States holder receives upon the sale or exchange of its Securities that is attributable to such amounts.

If you own or are treated as owning more than 5% of the Securities or if the Securities are not considered regularly traded on an established securities market, then you may be subject to a “FIRPTA tax” under Section 897 of the Code if any of the Index Constituent Securities are treated as a “United States real property interest” (“USRPI”) within the meaning of Section 897 of the Code. If the Securities are so treated, all or a portion of any gain that you recognize upon the sale, exchange or maturity of your Securities would be deemed to be “effectively connected income,” with the consequences described above, and amounts that you receive upon the sale or maturity of your Securities could be subject to a withholding tax. We will not attempt to ascertain whether any component of the Index would be treated as a USRPI. You should refer to information filed with the SEC with respect to each Index component and consult your tax advisor regarding the possible consequences to you, if any, if any component of the Index is or becomes a USRPI. If withholding is required, we intend to withhold upon the full amount of any payment you receive (currently 10% of gross proceeds), without regards to the portion of the Securities that is attributable to a USRPI.

In addition, the Treasury Department has issued proposed regulations under Section 871(m) of the Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by a non-United States holder. According to a notice issued by the Internal Revenue Service (the “IRS”) on March 4, 2014, the IRS intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued

Material U.S. Federal Income Tax Consequences

prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized (the “grandfather date”). Accordingly, subject to the discussion in the paragraph below, we anticipate that non-United States holder of the Securities generally will not be subject to tax under Section 871(m) of the Code.

It is possible that your Securities could be deemed to be wholly or partially reissued for tax purposes each time the Index rebalances. As discussed above, “dividend equivalent” payments made on “specified ELIs” that are issued after the “grandfather date” referenced above may be subject to U.S. federal withholding tax under Section 871(m) of the Code. In addition, the Securities may be treated as “specified ELIs” for this purpose. It is therefore possible that a holder that acquires Securities before the “grandfather date” (such as an initial purchaser of the Securities) could nevertheless be subject to the Section 871(m) withholding tax in the future if the Index is rebalanced after the “grandfather date” and the Securities are deemed to be wholly or partially reissued for U.S. federal income tax purposes upon such rebalancing. Similarly, the Foreign Account Tax Compliance Act (“FATCA”) could impose a 30% withholding tax on certain payments made to holders and non-U.S. financial institutions receiving payments on behalf of holders that, in each case, fail to comply with information reporting, certification and related requirements. While the Securities should initially be “grandfathered” from FATCA withholding, new Securities that a holder is deemed to receive after a deemed reissuance may not have “grandfathered” status and could therefore be subject to FATCA withholding. We will not pay any additional amounts if we determine to impose Section 871(m) withholding or FATCA withholding with respect to your Securities.

Supplemental Plan of Distribution

On the Initial Trade Date, we sold $25,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee (as described in the accompanying product supplement). Additional Securities may be offered and sold from time to time through UBS Securities LLC, as agent, to investors and to dealers acting as principals for resale to investors. We are not, however, obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement, the accompanying product supplement and the accompanying prospectus) may be used by such dealers in connection with market- making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” in the accompanying product supplement, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Annual Tracking Fee to UBS Securities LLC and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Supplemental Plan of Distribution

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: e-tracsredemptions@ubs.com

Subject: ETRACS Notice of Early Redemption, CUSIP No.: 90274D 838

[BODY OF EMAIL]

Name of broker: [            ]

Name of beneficial holder: [            ]

Number of Securities to be redeemed: [            ]

Applicable Redemption Valuation Date: [                    ], 20[    ]*

Broker Contact Name: [            ]

Broker Telephone #: [            ]

Broker DTC # (and any relevant sub-account): [            ]

The undersigned acknowledges that in addition to any other requirements specified in the product supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Trading Day prior to the applicable Redemption Valuation Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities.” in the product supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Redemption Valuation Date.

*	Subject to adjustment as described in the product supplement relating to the Securities.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER] Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[        ] Medium-Term Notes, Series A, Exchange Traded Access Securities due February 6, 2045, CUSIP No. 90274D 838, redeemable for a cash amount based on the performance of the Solactive US Small Cap High Dividend Index (the “Securities”) hereby irrevocably elects to receive, on the Redemption Date of [holder to specify],* with respect to the number of Securities indicated below, as of the date hereof, the Redemption Amount as described in the product supplement relating to the Securities, as supplemented by the pricing supplement relating to the Securities (as so supplemented, the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]
Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 50,000 Securities must be redeemed at one time to receive the Redemption Amount on any Redemption Date.)

*	Subject to adjustment as described in the product supplement relating to the Securities.

B-1

You should rely only on the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement is accurate as of any date other than the date on the front of the document.

Pricing Supplement

Risk Factors	PS-1
Hypothetical Examples	PS-8
The Solactive US Small Cap High Dividend Index	PS-14
Additional Terms of the Securities	PS-27
Material U.S. Federal Income Tax Consequences	PS-28
Supplemental Plan of Distribution	PS-32
Form of Notice of Early Redemption	A-1
Form of Broker’s Confirmation of Redemption	B-1

Product Supplement

Product Supplement Summary	S-1
Hypothetical Examples	S-12
Risk Factors	S-18
Valuation of the Index and the Securities	S-30
General Terms of the Securities	S-32
Use of Proceeds and Hedging	S-49
Material U.S. Federal Income Tax Consequences	S-50
Benefit Plan Investor Considerations	S-56
Supplemental Plan of Distribution	S-58
Conflicts of Interest	S-58
Form of Notice of Early Redemption	A-1
Form of Broker’s Confirmation of Redemption	B-1

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	32
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	55
U.S. Tax Considerations	58
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$100,000,000 ETRACS

Monthly Pay 2×Leveraged

US Small Cap High

Dividend ETN due

February 6, 2045

Pricing Supplement dated February 3, 2015

(To Product Supplement dated November 14, 2014 and

Prospectus dated November 14, 2014)

UBS Investment Bank